                                                                    EXHIBIT 99.1
                                                                    ------------

                                                         INVESTOR CONTACT:
                                                         Claudia Pieropan
                                                         Chief Financial Officer
                                                         (949) 936-8122
                                                         www.hineshort.com
                                                         -----------------



             HINES HORTICULTURE, INC. REPORTS SECOND QUARTER RESULTS

Irvine, California - August 2, 2005 - Hines Horticulture, Inc. (NASDAQ: HORT), the leading operator of commercial nurseries in North America, today reported net sales for the second quarter of 2005 of $176.9 million, down 2.3% from $181.1 million for the second quarter a year ago. Net sales for the six-month period ended June 30, 2005 of $240.9 million declined 0.2% from net sales of $241.5 million for the comparable period in 2004.

"One of our primary challenges this year has been the consolidation of sales in the retail segment of the green goods market from customers to a fewer number of higher volume retailers, such as the home centers," said Rob Ferguson, Chief Executive Officer. "While we have been successful in transitioning much of the sales unit volume to the home centers, we estimate that the average selling price on these transitioned units has declined approximately 5% from the average selling price during the comparable period in 2004. Despite this decline, our overall average selling price during the first half of the year has increased approximately 1.8% compared to the same six month period a year ago."

SECOND QUARTER RESULTS
----------------------
Gross profit for the second quarter of 2005 was $89.1 million, or 50.3% of net sales, compared to $93.7 million, or 51.7% of net sales, for the comparable period in 2004. The decline in gross profit margin was mainly due to lower overall sales volume and higher commodity prices, driven primarily by the increase in diesel fuel.

Second quarter operating income of $31.3 million decreased $6.3 million, or 16.7%, from $37.5 million during the second quarter a year ago. The decline in operating income resulted from an increase in selling and distribution expenses and a decline in gross profit for the period. "As we had mentioned in our first quarter conference call, higher operating costs continue to negatively impact our operating results for 2005," stated Claudia Pieropan, Chief Financial Officer. "During the second quarter, we implemented a strategic plan of reorganization, reducing headcount and realigning certain aspects of our management team. We estimate that these changes will result in annualized cost savings to the Company of approximately $3.8 million."

Net income for the second quarter of 2005 decreased to $14.7 million, or $0.67 per diluted share, versus net income of $18.7 million, or $0.84 per diluted share for the comparable period a year ago. "EBITDA" means income before interest expense, provision for income taxes and depreciation and amortization. "Adjusted EBITDA" is EBITDA plus severance charges. Adjusted EBITDA for the second quarter was $34.6 million compared to $40.1 million for the same period last year. "As a result of lower Spring sales and continued cost increases, I no longer believe our 2005 net sales and EBITDA results will reach 2003 levels," stated Mr. Ferguson. A reconciliation of net income to EBITDA and Adjusted EBITDA for the second quarters of 2005 and 2004 is included in this earnings release.

SIX-MONTH PERIOD ENDED JUNE 30, 2005
------------------------------------
Gross profit for the six months ended June 30, 2005 was $120.3 million, or 49.9% of net sales, compared to $123.0 million, or 50.9% of net sales, for the comparable period in 2004. The decline in gross profit margin was mainly due to lower overall sales volume and higher commodity prices.

Operating income for the six months ended June 30, 2005 was $34.1 million, down $7.9 million, or 18.8%, from $42.0 million for the comparable period a year ago. The decline in operating income resulted from an increase in selling and distribution expenses and a decline in gross profit for the six-month period ended June 30, 2005.

Net income for the six months ended June 30, 2005 decreased to $13.0 million, or $0.59 per diluted share, versus net income of $17.6 million, or $0.79 per diluted share for the comparable period a year ago. Adjusted EBITDA for the six-month period ended June 30, 2005 was $40.0 million compared to $47.3 million for the same period last year. A reconciliation of net income to EBITDA and Adjusted EBITDA for the six-month period of 2005 and 2004 is included in this earnings release.

FIRST AMENDMENT TO CREDIT AGREEMENT
-----------------------------------
As previously disclosed by the company in a Form 8-K filed with the SEC, July 2005, Hines negotiated and entered into the First Amendment to Credit Agreement dated as of June 30, 2005 (the "Amendment") to the Credit Agreement dated as of September 30, 2003. The Amendment amends requirements for repayment of term loans and unscheduled reductions of revolving loan commitments regarding certain real property sales and applies the proceeds from such property sales to the term loans and allows for the exclusion of certain expenditures to replace assets sold. The Amendment also amends the calculation of fixed charge coverage ratio and leverage ratio to allow as an addition to EBITDA certain adjustments related to work force reductions and requires Hines to meet less restrictive minimum fixed charge coverage ratio and maximum leverage ratio covenants.

POTENTIAL LAND SALE OPPORTUNITY
-------------------------------
In response to several previous unsolicited offers, Hines has requested proposals from several regional and national land developers regarding the potential sale of approximately 122 acres of land, which is currently in use at the Hines Miami facility. The Company anticipates that the contemplated transaction, if completed, would be structured to allow the Company up to two years to transition off of the property, build new facilities and increase capacity on the Company's remaining land in Miami. The Company's management is currently in the process of receiving and reviewing proposals for this land and anticipates if a transaction is successfully negotiated, that the Company would enter into a definitive purchase and sale agreement regarding the potential transaction during the third quarter of 2005. It is expected that any agreement, if executed, would be subject to a feasibility contingency and other customary closing conditions. "If completed, we believe that the contemplated transaction will not have a substantial impact on our future sales in the Southeast region and will strengthen our balance sheet by paying down debt," added Mr. Ferguson.

QUARTERLY EARNINGS CONFERENCE CALL
----------------------------------
The Company's quarterly earnings conference call will be held at 4:45 p.m. EST on Tuesday, August 2, 2005. This call can be accessed live at Hines Horticulture's web site at www.hineshort.com, where it will also be available for replay for one year. The webcast is also being distributed over CCBN's Investor Distribution Network, where individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via CCBN's password-protected event management site at www.streetevents.com.

ABOUT HINES
-----------
Hines Horticulture is the leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as The Home Depot, Lowe's and Wal-Mart.

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Certain forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, prospects, developments, expectations, intentions, goals concerning future sales and EBITDA levels and other statements contained in the press release that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release are publicly available in the Company's filings with the Securities and Exchange Commission. These factors include, but are not limited to, general economic trends and seasonality, general agricultural risks beyond our control including risks associated with disease and pests and with sudden oak death, adverse weather conditions, increases in the prices for water and raw materials, our substantial leverage and ability to service our debt, restrictive covenants under our debt facilities, competitive practices in the industry in which we compete, fluctuations in our operating costs, revenues and cash flows from operations, our dependence on a limited number of key customers, increases in transportation and fuel costs and other factors set forth in such filings. Additional factors also include the implementation costs and challenges associated with The Home Depot's new "pay-by-scan" inventory management program where our customer does not take ownership of the inventory at its stores until the product is scanned at the register when sold to the retailer buyer and the fact that no assurances can be given that the potential sale of land in Florida will be successfully negotiated with a buyer and if negotiated, that the closing conditions will be satisfied and the potential transaction will be completed or that the company will be able to realize the anticipated benefits of the proposed transaction.

The Company's annual report on Form 10-K and other SEC filings, as well as news releases and other supplementary financial data are available by accessing the Company's website at www.hineshort.com.



                                - Tables Follow -

                                                    HINES HORTICULTURE, INC.
                         RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                             Three Months Ended                       Six Months Ended
                                                  -------------------------------------   ---------------------------------------
                                                    June 30,       June 30,                 June 30,       June 30,
                                                      2005           2004       % Change      2005           2004        % Change
                                                  ------------   ------------    ------   ------------    ------------     ------

Sales, net                                        $    176,893   $    181,081     -2.3%   $    240,883    $    241,471      -0.2%
Costs of goods sold                                     87,843         87,392      0.5%        120,609         118,516       1.8%
                                                  ------------   ------------    ------   ------------    ------------     ------

Gross profit                                            89,050         93,689     -5.0%        120,274         122,955      -2.2%
% OF SALES                                               50.3%          51.7%                    49.9%           50.9%

Selling and distribution expenses                       51,504         49,196      4.7%         74,068          68,394       8.3%
General and administrative expenses                      5,736          6,409    -10.5%         11,681          12,020      -2.8%
Other operating expenses                                   544            547     -0.5%            429             547     -21.6%
                                                  ------------   ------------    ------   ------------    ------------     ------
Total operating expenses                                57,784         56,152      2.9%         86,178          80,961       6.4%
                                                  ------------   ------------    ------   ------------    ------------     ------

Operating income                                        31,266         37,537    -16.7%         34,096          41,994     -18.8%
% OF SALES                                               17.7%          20.7%                    14.2%           17.4%

    Interest expense                                     5,846          6,884    -15.1%         12,086          13,584     -11.0%
    Interest rate swap agreement income                     --         (1,454)  -100.0%           (895)         (2,323)     61.5%
    Amortization of deferred financing expenses            444            449     -1.1%            889             894      -0.6%
                                                  ------------   ------------    ------   ------------    ------------     ------
                                                         6,290          5,879      7.0%         12,080          12,155      -0.6%
                                                  ------------   ------------    ------   ------------    ------------     ------

Income before income taxes                              24,976         31,658    -21.1%         22,016          29,839     -26.2%
Income tax provision                                    10,241         12,980    -21.1%          9,027          12,234     -26.2%
                                                  ------------   ------------    ------   ------------    ------------     ------
Net income                                        $     14,735   $     18,678    -21.1%   $     12,989    $     17,605     -26.2%
                                                  ============   ============    ======   ============    ============     ======


Basic earnings per share:
Net income per common share                       $       0.67   $       0.85    -21.2%   $       0.59    $       0.80     -26.3%
                                                  ============   ============    ======   ============    ============     ======

Diluted earnings per share:
Net income per common share                       $       0.67   $       0.84    -20.2%   $       0.59    $       0.79     -25.3%
                                                  ============   ============    ======   ============    ============     ======

Weighted average shares outstanding - Basic         22,072,549     22,072,549               22,072,549      22,072,549
                                                  ============   ============             ============    ============
Weighted average shares outstanding - Diluted       22,131,507     22,154,141               22,129,403      22,168,978
                                                  ============   ============             ============    ============

EBITDA                                            $     33,971   $     40,094    -15.3%   $     39,429    $     47,266     -16.6%
                                                  ============   ============    ======   ============    ============     ======
Adjusted EBITDA                                   $     34,571   $     40,094    -13.8%   $     40,029    $     47,266     -15.3%
                                                  ============   ============    ======   ============    ============     ======

                                    HINES HORTICULTURE, INC.
                              CONDENSED CONSOLIDATED BALANCE SHEETS
                       June 30, 2005, June 30, 2004 and December 31, 2004
                                    (Unaudited, in thousands)

                                                                      June 30,      December 31,
ASSETS                                               Footnotes    2005       2004       2004
                                                     ---------  --------   --------   --------

Current assets:
    Cash                                                        $     --   $  4,855   $     --
    Accounts receivable, net                                      67,189     82,091     19,969
    Inventories                                                  168,997    159,234    181,133
    Prepaid expenses and other current assets                      3,129      2,781      3,072
    Assets held for sale                                           7,046         --         --
                                                                --------   --------   --------

                               Total current assets              246,361    248,961    204,174
                                                                --------   --------   --------

Fixed assets, net                                                124,531    133,129    131,536
Deferred financing expenses, net                                   7,993      9,764      8,883
Deferred income taxes                                   (1)        9,210     13,690      9,210
Goodwill                                                          43,926     42,979     43,926
                                                                --------   --------   --------

                                       Total assets             $432,021   $448,523   $397,729
                                                                ========   ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                            $ 24,809   $ 17,701   $ 11,958
    Accrued liabilities                                           17,140     13,930      9,820
    Accrued payroll and benefits                                   8,905     10,904      5,900
    Accrued interest                                               4,710      4,936      5,194
    Interest rate swap agreement, current portion                     --      2,996        895
    Long-term debt, current portion                                5,714      5,745      5,719
    Borrowings on revolving credit facility                       15,034     33,661     23,609
    Deferred income taxes                                         75,472     77,420     66,445
                                                                --------   --------   --------

                          Total current liabilities              151,784    167,293    129,540
                                                                --------   --------   --------

Long-term debt                                                   201,667    207,381    203,571
Other liabilities                                       (1)        4,615      3,514      3,652

Shareholders' equity                                              73,955     70,335     60,966
                                                                --------   --------   --------

         Total liabilities and shareholders' equity             $432,021   $448,523   $397,729
                                                                ========   ========   ========

SEE ACCOMPANYING FOOTNOTES.

                                    HINES HORTICULTURE, INC.
                         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            Six Months Ended June 30, 2005 and 2004 and Year Ended December 31, 2004
                                    (Unaudited, in thousands)

                                                                           June 30,       December 31,
                                                                      2005        2004        2004
                                                                    --------    --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                      $ 12,989    $ 17,605    $  8,236
    Adjustments to reconcile net income to net cash
           provided by operating activities:
         Depreciation                                                  5,333       5,272      10,681
         Accretion of asset retirement obligations                        51          61       1,785
         Amortization of deferred financing costs                        889         894          --
         Interest rate swap agreement income                            (895)     (2,323)     (4,425)
         Deferred income taxes                                         9,027      12,234       5,739
         (Gain) loss on disposition of fixed assets                     (171)         71          87
                                                                    --------    --------    --------
                                                                      27,223      33,814      22,103
    Change in working capital accounts:
         Accounts receivable                                         (47,220)    (58,368)      3,755
         Inventories                                                  11,999      13,719      (8,318)
         Prepaid expenses and other current assets                       (57)        376          85
         Accounts payable and accrued liabilities                     22,593      16,086       1,490
                                                                    --------    --------    --------
           Change in working capital accounts                        (12,685)    (28,187)     (2,988)
                                                                    --------    --------    --------
                        Net cash provided by operating activities     14,538       5,627      19,115
                                                                    --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                                          (5,347)     (2,096)     (5,869)
    Proceeds from sale of fixed assets                                   194          --          --
    Proceeds from land sale option                                     1,100          --         275
    Contingent consideration for acquistions                              --          --        (947)
                                                                    --------    --------    --------
                            Net cash used in investing activities     (4,053)     (2,096)     (6,541)
                                                                    --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net (repayments) borrowings on revolving line of credit           (8,575)      3,343      (6,709)
    Repayments of long-term debt                                      (1,910)     (1,950)     (5,786)
    Deferred financing costs                                              --         (69)        (79)
                                                                    --------    --------    --------
              Net cash (used in) provided by financing activities    (10,485)      1,324     (12,574)
                                                                    --------    --------    --------

NET CHANGE IN CASH                                                        --       4,855          --

CASH, beginning of year                                                   --          --          --
                                                                    --------    --------    --------

CASH, end of year                                                   $     --    $  4,855    $     --
                                                                    ========    ========    ========

                            HINES HORTICULTURE, INC.
                   RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS
                     SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                            (UNAUDITED, IN THOUSANDS)


"EBITDA" means income before interest expense, provision for income taxes and depreciation and amortization. "Adjusted EBITDA" is EBITDA plus severance charges. EBITDA and Adjusted EBITDA have been included because we believe that it is a useful tool for us and our investors to measure our ability to meet debt service, capital expenditure and working capital requirements. EBITDA and Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States of America. While EBITDA and Adjusted EBITDA are used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. We present the discussion of EBITDA and Adjusted EBITDA because covenants in our credit facility and high yield indenture contain ratios based on this measure. Our reconciliation of EBITDA to net income and net cash provided by operating activities is as follows (amounts in thousands):

                                              Three Months Ended       Six Months Ended
                                              -------------------    --------------------
                                              June 30,   June 30,    June 30,    June 30,
                                                2005       2004        2005        2004
                                              --------   --------    --------    --------

Net income                                    $ 14,735   $ 18,678    $ 12,989    $ 17,605
Income tax provision                            10,241     12,980       9,027      12,234
Amortization of deferred financing expenses        444        449         889         894
Interest rate swap agreement income                 --     (1,454)       (895)     (2,323)
Interest expense                                 5,846      6,884      12,086      13,584
Depreciation                                     2,705      2,557       5,333       5,272

                                              --------   --------    --------    --------
EBITDA                                          33,971     40,094      39,429      47,266
                                              --------   --------    --------    --------

Severance charges                                  600         --         600          --

                                              --------   --------    --------    --------
Adjusted EBITDA                               $ 34,571   $ 40,094    $ 40,029    $ 47,266
                                              ========   ========    ========    ========

                            HINES HORTICULTURE, INC.
                  (FOOTNOTES TO PRECEDING FINANCIAL STATEMENTS)
                            (UNAUDITED, IN THOUSANDS)


GENERAL:
--------

(1) Certain reclassifications have been made in prior periods' financial statements to conform to fiscal 2005 classifications.